Cornerstone Realty Income Trust, Inc.
                             FOR IMMEDIATE RELEASE

               Cornerstone Declares 5th Annual Dividend Increase


         Richmond, Virginia - January 13, 1998, Cornerstone Realty Income Trust (NYSE:TCR) today reported that it will increase its quarterly dividend to $.26 per share from $.25 per share. The dividend rate will go into effect with the April 1998 quarterly dividend payment and remain in effect through the quarterly dividend payable in January 1999.

         This represents Cornerstone's fifth consecutive year of increased dividends, with an average annual increase in excess of 4%. Consistent with the company's goals, the latest dividend increase is less than half of the 1998 estimated growth rate of funds from operation. At the closing price of $12 on January 12, 1998, the new annualized dividend of $1.04 will yield a cash return of approximately 8.67% to the shareholders.

         In April 1997, the Company listed its shares on the New York Stock Exchange at a price of $10.50 per share. At yesterday's closing price of $12 per share, the share price has appreciated by 14%. This increase in price combined with declared dividends for the three quarters since listing has given shareholders a 21% total return, or an annualized total return of approximately 29%.

         Cornerstone Realty Income Trust, Inc. is a fully integrated, self-managed and self-advised real estate company that has operated as a REIT since 1993. The Company focuses on multi-family properties in select markets in Virginia, North Carolina, South Carolina and Georgia. Currently, the Company owns fifty-one multi-family properties (11,922 units).


For additional information contact:


Glade M. Knight
Chairman and Chief Executive Officer

S. J.  Olander
Senior Vice President and Chief Financial Officer

David McKenney
Vice President of Corporate Services

Phone: (804) 643-1761